CONTACT:

Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES NEGATIVE RESULTS FROM THE SECOND OF THREE PHASE 3 STUDIES EVALUATING
CORLUX® FOR TREATING THE PSYCHOTIC FEATURES OF PSYCHOTIC MAJOR DEPRESSION

Management will host a conference call and live webcast on September 29 at 9:00 a.m. EDT

MENLO PARK, Calif., September 29, 2006 – Corcept Therapeutics Incorporated (NASDAQ: CORT), today announced that the second of its three Phase 3 trials evaluating CORLUX for treating the psychotic features of Psychotic Major Depression (PMD) was negative.

Study 09 was a randomized, double-blind, placebo-controlled study. The primary endpoint, a responder analysis, was the proportion of patients with at least a 50 percent improvement in the Brief Psychiatric Rating Scale Positive Symptom Subscale (BPRS PSS) at both Day 7 and Day 28. Specifically, the BPRS is an 18-item rating instrument used to assess psychopathology, and the PSS is a subset of four items in the BPRS that specifically measure psychosis. The study revealed no meaningful separation in response between patients receiving CORLUX and patients receiving placebo. The two key secondary endpoints of Study 09 were similarly negative.

“As was the case in Study 07, our previously announced Phase 3 clinical trial, there was an unusually high placebo response rate in Study 09.” noted Robert L. Roe, M.D., Corcept’s President and head of Development. “At Day 56, for example, approximately 95 percent of the patients in both of the arms of the study were responders as measured by a 50 percent improvement in BPRS PSS score.”

“Although not the primary or a key secondary endpoint, it is interesting to note that there was a statistically significant separation between the CORLUX and placebo groups on an endpoint commonly used to measure the efficacy of antipsychotic and antidepressant medications, change from baseline to study end, in this case, Day 56,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer. “However, because of the already high degree of response in the placebo group, it is difficult to determine how much additional clinical utility is conferred by this finding.”

Corcept now has one Phase 3 study in progress. “We continue to enroll patients in Study 06 and expect to announce the results of this trial early next year.” said Dr. Belanoff.

Commenting on Corcept’s financial guidance, Fred Kurland, Corcept’s Chief Financial Officer, stated, “Based on the timeline of our clinical development program, we expect that our available cash and marketable securities, which were $17.5 million at June 30, 2006, will enable us to complete and announce the results of our remaining Phase 3 clinical study.”

Conference Call and Live Webcast on September 29, 2006

Management will host a conference call on September 29, 2006 at 9:00 a.m. EDT to provide an update on its PMD clinical program. To participate, please dial 800-257-2101 for domestic calls or 303-262-2130 for international calls. A telephone replay will also be available by dialing 800-405-2236 for domestic calls or 303-590-3000 for international calls. The access code is 11072650. The replay will be available until 4:00 p.m. EDT on October 13, 2006.

A live webcast of the conference call can be accessed at www.corcept.com. The event will be archived and available for replay until 4:00 p.m. EDT on October 13, 2006.

About Psychotic Major Depression

PMD is a serious psychiatric disorder that affects about three million people in the United States every year. It is more prevalent than either schizophrenia or manic depression. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company focused on developing drugs for treating severe psychiatric and neurological diseases.  Corcept’s lead product, CORLUX, is in Phase 3 clinical trials for treating the psychotic features of PMD.  The drug is administered orally to PMD patients once per day for seven days.  CORLUX, a potent GR-II antagonist, appears to reduce the effects of the elevated and abnormal release patterns of cortisol seen in PMD.  The company has also initiated a proof-of-concept study to evaluate the ability of CORLUX to mitigate weight gain associated with the use of olanzapine. For more information, please visit www.corcept.com.

Forward-looking Statements

Statements made in this news release – other than statements of historical fact – are forward-looking statements. These include information relating to Corcept’s PMD clinical development program, the timing of the completion of its remaining pivotal Phase 3 trial and projections of the availability of cash. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied here. For example, there can be no assurances on the efficacy, safety, enrollment completion or success of clinical trials; the regulatory process or regulatory approvals; or commercial success. In addition, financial projections and trial timetables may not be accurate. Risk factors are explained in the company’s SEC filings, all of which are available from its Web site (www.corcept.com) or from the SEC’s Web site (www.sec.gov). The company does not have any intention or duty to update forward-looking statements made in this news release.